Exhibit 3.2

STATE OF DELAWARE
CERTIFICATE OF CONVERSION
FROM A NON-DELAWARE CORPORATION
TO A DELAWARE CORPORATION
PURSUANT TO SECTION 265 OF THE
DELAWARE GENERAL CORPORATION LAW

October 31, 2016

Pursuant to the provisions of Section 265 of the Delaware General Corporation Law, Gran Tierra Energy Inc., a corporation existing under the laws of the State of Nevada (the “Non-Delaware Corporation”), hereby executes this Certificate of Conversion (the “Certificate”) for the purpose of converting the Non-Delaware Corporation into a Delaware Corporation (the “Corporation”) and, in connection therewith, does hereby certify:

FIRST: The jurisdiction where the Non-Delaware Corporation first formed is the State of Nevada.

SECOND: The jurisdiction immediately prior to filing this Certificate is the State of Nevada.

THIRD: The date the Non-Delaware Corporation first formed is June 6, 2003.

FOURTH: The name of the Non-Delaware Corporation immediately prior to filing this Certificate is Gran Tierra Energy Inc.

FIFTH: The name of the Corporation as set forth in the Certificate of Incorporation is Gran Tierra Energy Inc.

(Signature Page Follows)

IN WITNESS WHEREOF, the undersigned being duly authorized to sign on behalf of the converting Non-Delaware Corporation has executed this Certificate on the date first written above.

GRAN TIERRA ENERGY INC.

By:	/s/ David Hardy
Name:	David Hardy
Title:	V.P. Legal and General Counsel

Signature Page to

Delaware Certificate of Conversion

Gran Tierra Energy Inc.